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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE                                 Contact:  Christine Castro
December 6, 2001                                                    818-560-6427


ABC FAMILY WORLDWIDE, INC. EXTENDS CONSENT SOLICITATIONS FOR 9 1/4% SENIOR NOTES DUE 2007 AND 10 1/4% SENIOR DISCOUNT NOTES DUE 2007

BURBANK, Calif. - December 6, 2001 - ABC Family Worldwide, Inc. today announced that it is extending the expiration date for its consent solicitations relating to its 9 1/4% Senior Notes due 2007 and its 10 1/4% Senior Discount Notes due 2007 to 5:00 p.m., New York City time, on December 12, 2001, unless further extended by the company. The company announced that the other terms of the consent solicitations will remain unchanged.

On November 20, 2001, the company commenced soliciting consents from holders of its Notes to the amendment of the respective Note indentures. The record date for the consent solicitations is November 19, 2001. The company reserves the right to terminate or amend the consent solicitations at any time prior to the expiration date.

The terms and conditions of the consent solicitations are set forth in the Change of Control Notice, Offer to Purchase and Solicitation of Consents, dated November 20, 2001. Holders of Notes may address questions regarding the consent solicitations and/or may obtain copies of the consent solicitation materials from The Bank of New York, the Depositary and Paying Agent for the consent solicitations, at 914-773-5056.